SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549



                                FORM 8-K

                             CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  June 2, 1998



                             TELLABS, INC.
           (Exact name of registrant as specified in charter)


           Delaware              0-9692         36-3831568
(State or other jurisdiction  (Commission     (IRS employer
  of incorporation)           file number)    identification no.)


      4951 Indiana Avenue, Lisle, Illinois           60532
      (Address of principal executive office)      (Zip Code)


Registrant's telephone number, including area code     (630) 378-8800


                                  N/A
     (Former name or former address, if changed since last report)



























Item 5.   Other Events

On June 2, 1998, Tellabs, Inc., a Delaware corporation ("Tellabs"), White Oak Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Tellabs ("Sub"), and CIENA Corporation, a Delaware corporation ("CIENA"), entered into an Agreement and Plan of Merger
(the "Merger Agreement"), providing for the merger of the Sub with and into CIENA (the "Merger"), with CIENA surviving the Merger and becoming a wholly-owned subsidiary of Tellabs. Pursuant to the Merger Agreement, by virtue of the Merger each outstanding share of common stock, $.01 par value per share, of CIENA will be converted into the right to receive one share of common stock, $.01 par value per share, of Tellabs.

In connection with the Merger Agreement, CIENA and Tellabs entered into a Stock Option Agreement, also dated as of June 2, 1998 (the "Stock Option Agreement") pursuant to which CIENA granted Tellabs an option to purchase up to 19.9% of CIENA's common stock upon the occurrence of certain events, including the acquisition of 20% or more of CIENA's stock by any other party.

The transaction is expected to qualify as a tax-free reorganization and to be treated as a pooling of interests for accounting purposes. Consummation of the Merger is subject to a number of conditions including approval by the stockholders of CIENA and Tellabs, and the receipt of all necessary regulatory approvals.

Further details regarding the Merger are contained in the copies of the Merger Agreement, the Stock Option Agreement and the joint press release issued by Tellabs and CIENA on June 3, 1998, attached hereto as Exhibits 2.2, 2.3 and 99.2, respectively. All of these exhibits are incorporated by reference herein.




SIGNATURES


Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TELLABS, INC.




Date: June 4, 1998                   By:   _/s/ J. Peter Johnson_

                                           J. Peter Johnson
                                           Vice President, Controller
                                           and Chief Accounting Officer









Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits

(c)  Exhibits

 Exhibit 2.2 Agreement and Plan of Merger among Tellabs Inc., White Oak Merger Corp. and CIENA Corporation dated June 2, 1998.

 Exhibit 2.3 Stock Option Agreement between Tellabs Inc. and CIENA Corporation dated June 2, 1998.

 Exhibit 99.2 Joint press release issued by Tellabs, Inc. and CIENA Corporation dated June 3, 1998.